Exhibit 99.5

Execution Version

PUT/CALL AGREEMENT

BETWEEN

QATAR INVESTMENT AUTHORITY

AND

BROOKFIELD ASSET MANAGEMENT INC.

December 4, 2014

PUT/CALL AGREEMENT

THIS PUT/CALL AGREEMENT is made effective the 4th day of December, 2014 between:

QATAR INVESTMENT AUTHORITY, an independent arm of the Qatari government established by State of Qatar Emiri Decision No (22) of 2005 (“Investor”)

— and —

BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario (“Brookfield”)

WHEREAS:

I.                                        Investor has agreed to subscribe for and purchase, and Brookfield Property L.P. (“Property Partnership”) has agreed to issue and sell to Investor, an aggregate of US$1,800,000,000 of Class A Preferred Limited Partnership Units (“Preferred Units”) to be issued in three series at a price per Preferred Unit equal to US$25.00 having the rights, privileges, restrictions and conditions set forth in the Second Amended and Restated Limited Partnership Agreement for Brookfield Property L.P. (the “LPA”) as amended by the First Amendment to the LPA (as so amended, the “Amended LPA”).

II.                                   In connection with Investor’s subscription for the Preferred Units, Investor wishes to grant Brookfield the right to purchase all or any portion of the Preferred Units of each Series held by Investor at the applicable time, and Brookfield wishes to grant Investor the right to sell all or any portion of the Preferred Units of each Series held by Investor at the applicable time to Brookfield, upon and subject to the conditions of this Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1
PUT/CALL RIGHTS

1.1                               Call Right of Brookfield

(a)                                 Upon the terms and subject to the conditions of this Agreement, Brookfield shall have the right and option (the “Call Right”), exercisable by giving written notice (the “Call Notice”) delivered to Investor, stating (i) that it has elected to exercise the Call Right under this Section 1.1(a) to cause Investor to sell to Brookfield and that Brookfield will purchase from Investor all or any portion of the applicable series of Preferred Units then held by Investor (and all rights in respect thereof, including rights to declared but unpaid distributions) at a price per Preferred Unit equal to the Redemption Price (as such term is defined in the Amended LPA) (the “Put/Call Price”), and (ii) whether Brookfield desires Investor to (A) exercise the Right to Exchange (as such term is defined in the Amended LPA) on the Closing Date, and (B) waive the application of Section 7.2 [Automatic Exchange] of the applicable part of Schedule A of the Amended LPA (the “Automatic Exchange Provision”).

(b)                                 Upon delivery of the Call Notice to Investor, Investor will have until the second business day prior to the applicable Maturity Date (as such term is defined in each part of Schedule A of the Amended LPA) (each such date, a “Maturity Date”), to exercise the Right to Exchange on its own behalf and retain the Preferred Units specified in the Call Notice, in which case the Call Notice shall be deemed to have been revoked by Brookfield.  If Investor does not exercise its Right to Exchange by the second business day prior to the applicable Maturity Date, Investor will be irrevocably bound to sell the number of the applicable series of Preferred Units specified in the Call Notice to Brookfield on the terms and conditions set out in this Agreement.

(c)                                  Investor agrees that upon delivery of the Call Notice and unless Investor has elected to exercise the Right to Exchange on its own behalf and retain the Preferred Units specified in the Call Notice, Investor shall exercise the Right to Exchange on the Closing Date and/or waive the application of the Automatic Exchange Provision if, and only if, in each case, Brookfield has instructed Investor to do so in the Call Notice.

(d)                                 The Call Right is exercisable separately with respect to each series of the Preferred Units.  The Call Notice must be delivered by Brookfield during the period commencing on the 35th day prior to the applicable Maturity Date and ending on the fifth day prior to the applicable Maturity Date (each such period, the “Put/Call Period”).  For all purposes of this Agreement, “business day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in Bermuda, the Province of Ontario, or the State of New York.

1.2                               Put Right of Investor

(a)                                 Upon the terms and subject to the conditions of this Agreement, Investor shall have the right and option (the “Put Right”), exercisable by giving written notice (the “Put Notice”) delivered to Brookfield, stating that it has elected to exercise the Put Right under this Section 1.2(a) to cause Brookfield to purchase from Investor and that Investor will sell to Brookfield all or any portion of the applicable series of Preferred Units then held by Investor (and all rights in respect thereof, including rights to declared but unpaid distributions) at a price per Preferred Unit equal to Put/Call Price.

(b)                                 Upon delivery of the Put Notice to Brookfield, Brookfield will be irrevocably bound to purchase the number of the applicable series of Preferred Units specified in the Put Notice from Investor on the terms and conditions set out herein.

(c)                                  Upon delivery of the Put Notice to Brookfield, Brookfield shall have the right to direct Investor to exercise the Right to Exchange on the Closing Date and/or to waive the application of Automatic Exchange Provision, such direction to be provided in writing at least two business days prior to the applicable Maturity Date.  Investor agrees it shall exercise the Right to Exchange and/or waive the application of the Automatic Exchange Provision if, and only if, in each case, Brookfield has instructed Investor to do so in such direction.

(d)                                 The Put Right is exercisable separately with respect to each series of Preferred Units.  The Put Notice must be delivered by Investor during the applicable Put/Call Period, except as provided in Section 1.2(e).

(e)                                  Investor may also exercise the Put Right during the period commencing on the date written notice of a Change of Control is given to Investor and terminating 30 days thereafter (the “Change of Control Put Period”).  For purposes hereof, “Change of Control” means Brookfield, or any successor thereof, ceasing to (i) Control (as such term is defined in the LPA as of the date hereof) Brookfield Property Partners L.P. (“BPY”) or Property Partnership, whether as a result of Brookfield, or any successor thereof, ceasing to own, directly or indirectly, a majority of the voting securities of the general partner of BPY or of the Managing General Partner (as such term is defined in the LPA as of the date hereof) of Property Partnership, or otherwise, or (ii) own at least 20% of the issued and outstanding non-voting limited partnership units of BPY (“BPY Units”), calculated on a fully-diluted basis assuming the exchange or conversion of all securities of BPY and its subsidiaries outstanding from time to time that are convertible for or exchangeable into BPY Units, including all Preferred Units (assuming that each Preferred Unit is exchanged for the Exchange Number (as such term is defined in the Amended LPA) of BPY Units), all Redemption-Exchange Units of Property Partnership (as such term is defined in the LPA as of the date hereof), and all exchangeable limited partnership units of Brookfield Office Property Exchange LP. The Put Right under this Section 1.2(e) is not transferable or assignable, other than in connection with a Transfer to an Affiliate (as such terms are defined in the Investor Agreement) by Investor of all or a portion of its Preferred Units in accordance with Section 5.3 of the Investor Agreement (such Affiliate, a “Permitted Transferee”) and in compliance with Section 3.5(b)(ii).  The Put Right with respect to the Preferred Units so transferred shall be re-transferred or re-assigned to Investor by any such Permitted Transferee, and the Put Right with respect to the Preferred Units so transferred will no longer be exercisable by such Permitted Transferee, if such Permitted Transferee becomes obligated to re-Transfer the Preferred Units to Investor under Section 5.3(b) of the Investor Agreement.

1.3                               Closing Procedures

(a)                                 The closing of any purchase and sale of any series of Preferred Units pursuant to this Agreement (each such date, a “Closing Date”) shall occur on the business day prior to the applicable Maturity Date or, in the case of an exercise of the Put

Right pursuant to Section 1.2(e), the fifth business day following the end of the Change of Control Put Period, as applicable, and shall take place at the location and in the manner agreed to between the parties.

(b)                                 On a Closing Date, (i) Investor shall, if directed by Brookfield under Section 1.1(a) or 1.2(c), deliver an Exchange Notice (as such term is defined in Part II of Schedule A to the Amended LPA) to Property Partnership and/or waive the application of the Automatic Exchange Provision, (ii) Investor (or a Permitted Transferee, as the case may be) will deliver (A) the certificates representing the Preferred Units being sold pursuant to this Agreement on such Closing Date (duly endorsed for transfer by Investor (or such Permitted Transferee) or accompanied by duly executed unit transfer powers) or (B) irrevocable instructions to DTC to transfer the Preferred Units by book-entry-transfer, to Brookfield free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest other than under applicable securities laws or provisions restricting transfer contained in the Amended LPA, and (ii) Brookfield will pay the aggregate Put/Call Price by wire transfer of immediately available funds to an account designated by Investor (or such Permitted Transferee) at least two business days prior to such Closing Date.

(c)                                  On a Closing Date, Investor (or a Permitted Transferee, as the case may be) will deliver a certificate addressed to Brookfield in which it will certify that Investor (or such Permitted Transferee) is the sole registered and beneficial owner of the Preferred Units being sold pursuant to this Agreement on such Closing Date and that such Preferred Units are being delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest other than under applicable securities laws or provisions restricting transfer contained in the Amended LPA, and Investor and Brookfield shall take such action as necessary to cause the register of Limited Partners of Property Partnership to be updated to reflect the transfer of the Preferred Units so purchased.

(d)                                 On and after the Closing Date, Brookfield shall be considered and deemed for all purposes to be a holder of such Preferred Units and Brookfield shall be entitled to receive the full amount of any distributions declared on the Preferred Units purchased pursuant to this Agreement but unpaid as of such date.

1.4                               Withholding

All payments of the Put/Call Price made by or on behalf of Brookfield to Investor (or any Permitted Transferee) hereunder shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or similar governmental charges in the nature of a tax on gross proceeds imposed by the jurisdiction in which Brookfield or any Affiliate (as such term is defined in the LPA as of the date hereof) thereof is organized, incorporated or doing business or any other jurisdiction from or through which such payments are made, unless, based on the advice of nationally-recognized counsel experienced as to such matters, such withholding or deduction is required by law or by the interpretation or administration thereof, including by reason of Investor’s or a Permitted Transferee’s failure to comply with any certification, identification, documentation or other reporting requirements if such compliance is required by law or an applicable tax treaty as a condition to exemption from, or a reduction in the rate of deduction or withholding of, any such tax.

ARTICLE 2
REPRESENTATIONS

2.1                               Brookfield Representations

Brookfield represents, warrants and covenants to Investor, and acknowledges that Investor is relying thereon, that:

(a)                                 Brookfield is a corporation formed and validly existing under the laws of the Province of Ontario and has the power and authority to own, lease and operate its properties and to conduct its business.

(b)                                 Brookfield has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)                                  Brookfield has duly authorized, executed and delivered this Agreement, and, upon acceptance by Investor, this Agreement will constitute a valid and binding agreement of Brookfield, enforceable against Brookfield in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

(d)                                 No consent, approval, authorization, order or agreement of, or registration, filing or qualification with, or any other action by, any domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority, the TSX and the NYSE (each, a “Governmental Authority”) or other person is required for the execution, delivery or performance of this Agreement by Brookfield.

(e)                                  Neither the entering into, delivery or performance of this Agreement nor the completion of the transactions contemplated hereby by Brookfield will: (i) conflict with or result in the violation or breach of any of the provisions of the constating documents or by-laws of Brookfield; (ii) conflict with, or result in a breach or violation of any of the terms of, or constitute a default under, or result in the creation or imposition of any lien or right of any other person upon any assets of Brookfield pursuant to any agreement or other instrument to which Brookfield is a party or by which Brookfield is bound or to which any of the assets of Brookfield is subject; or (iii) result in the violation of any law applicable to Brookfield, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of Brookfield to consummate the transactions contemplated hereby on any Closing Date.

(f)                                   Brookfield will have, at the applicable Closing Date, available funds sufficient to pay the aggregate Put/Call Price for the Preferred Units being sold pursuant to this Agreement on such Closing Date.

(g)                                  Brookfield (i) has not directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Agreement or the transactions contemplated hereby or BPY’s or the Property Partnership’s other dealings with Investor or its Connected Persons through any violation of law or regulation and (ii) other than in respect of fees payable to professional advisors, has not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the transactions contemplated hereby or any contract, right, interest, privilege or other obligation or benefit related to the transactions contemplated hereby. As used herein, the term “Connected Persons” means (a) Investor’s affiliates; (b) the advisers, agents, representatives and consultants of Investor and its affiliates; and (c) the directors, officers, partners and employees of Investor, its affiliates and of its and their advisers, agents, representatives and consultants.

The representations and warranties of Brookfield contained in this Agreement shall survive until the termination of this Agreement.

2.2                               Investor Representations

Investor represents, warrants and covenants to Brookfield, and acknowledges that Brookfield is relying thereon, that:

(a)                                 Investor is an independent arm of the Qatari government established by State of Qatar Emiri Decision No (22) of 2005 and has the power and authority to own, lease and operate its properties and to conduct its business.

(b)                                 Investor has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)                                  Investor has duly authorized, executed and delivered this Agreement, and, upon acceptance by Brookfield, this Agreement will constitute a valid and binding agreement of Investor, enforceable against Investor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

(d)                                 No consent, approval, authorization, order or agreement of, or registration, filing or qualification with, or any other action by, any Governmental Authority or other person is required for the execution, delivery or performance of this Agreement by Investor.

(e)                                  Neither the entering into, delivery or performance of this Agreement nor the completion of the transactions contemplated hereby by Investor will: (i) conflict with or result in the violation or breach of any of the provisions of the constating documents or by-laws of Investor; (ii) conflict with, or result in a breach or violation of any of the terms of, or constitute a default under, or result in the creation or imposition of any lien or right of any other person upon any assets of Investor pursuant to any agreement or other instrument to which Investor is a party or by which Investor is bound or to which any of the assets of Investor is subject; or (iii) result in the violation of any law applicable to Investor or any law respecting money-laundering, corruption or terrorism applicable to Brookfield, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of Investor to consummate the transactions contemplated hereby on any Closing Date.

(f)                                   Investor (i) has not directly or indirectly, obtained or induced and will not attempt to so obtain or induce the procurement of this Agreement or any contract, consent, approval, right, interest, privilege or other obligation or benefit related to this Agreement or the transactions contemplated hereby or BPY’s or the Property Partnership’s other dealings with Investor or its Connected Persons through any violation of law or regulation and (ii) other than in respect of fees payable to professional advisors, has not given or agreed to give and shall not give or agree to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the transactions contemplated hereby or any contract, right, interest, privilege or other obligation or benefit related to the transactions contemplated hereby.

The representations and warranties of Investor contained in this Agreement shall survive until the termination of this Agreement.

ARTICLE 3
GENERAL

3.1                               Term and Termination

This Agreement and all obligations hereunder will commence on the date hereof and terminate and be of no further force and effect on the date that no person other than Brookfield or one of its affiliates holds any Preferred Units.

3.2                               Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To Brookfield:

Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street
Toronto, ON M5J 2T3

Fax No.:	416 365 9641
Attention:	Corporate Secretary

To Investor:

Qatar Investment Authority
Q-Tel Tower
Diplomatic Area Street, West Bay
Doha, Qatar

Attention:	Head, Mergers & Acquisitions Department
Email: notices.m&a@qatarholding.qa

with a copy to:

General Counsel
Legal Department
Qatar Holding LLC
Q-Tel Tower
Diplomatic Area Street, West Bay
Doha, Qatar
Email: notices.legal@qatarholding.qa

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

3.3                               Entire Agreement/Amendment

This Agreement contains the entire agreement of the parties and supersedes all prior agreements between the parties relating to the subject matter hereof.  There are no representations, warranties covenants or other agreements between the parties relating to the subject matter hereof except as stated or referred to herein.

No amendment to this Agreement will be valid or binding unless set forth in writing and executed by both parties.  No failure of any party to exercise and no delay by it in exercising any right, power or remedy in connection with this Agreement shall operate as a waiver of that right, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other right.  The rights provided in this Agreement may be exercised as often as necessary, are cumulative and not exclusive of any other rights (whether provided by law or otherwise).  Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.  A waiver of any right must be specific and in writing.

3.4                               Conflict

To the extent that the terms provided in this Agreement conflict with the terms contained in the Amended LPA, the terms provided in this Agreement shall prevail as between the relevant parties therein and herein.

3.5                               Assignment

(a)                                 No party may assign its rights, benefits or obligations under this Agreement without the prior written consent of the other party.

(b)                                 Notwithstanding Section 3.5(a):

(i)                                     the rights of Brookfield to purchase the Preferred Units under this Agreement may be assigned, transferred or otherwise granted by Brookfield, in whole or in part, without the consent of Investor, to any affiliate of Brookfield, but only after such affiliate (i) agrees to be bound by all of the covenants of Brookfield contained herein and to comply with the provisions of this Agreement and (ii) delivers to Investor a duly executed undertaking to such effect in form and substance satisfactory to Investor, acting reasonably.  Any such assignment shall not relieve Brookfield of any of its obligations under this Agreement; and

(ii)                                  the rights of Investor to sell the Preferred Units under this Agreement may be assigned, transferred or otherwise granted by Investor, in whole or in part, without the consent of Brookfield, to any person to whom Investor transfers the Preferred Units, in whole or in part (provided that the Put Right under Section 1.2(e) shall not transferable or assignable, other than in connection with a Transfer to a Permitted Transferee), provided that Section 3.6 is complied with with respect to such assignment, transfer or grant.

(c)                                  The terms and provisions of this Agreement shall be binding upon and enure to the benefit of Investor and Brookfield and their respective successors and permitted assigns.

3.6                               Transfer by Investor

Investor agrees that it will not sell any Preferred Units to any person unless, prior to completion of such sale, the rights and obligations of Investor under this Agreement (other than the rights and obligations during the Change of Control Put Period, which are not transferable other than to a Permitted Transferee) have been assigned, transferred or otherwise granted by Investor to such purchaser and such purchaser has, with respect to the Preferred Units so transferred, (i) agreed to be bound by all of the covenants of Investor contained herein and to comply with the provisions of this Agreement with respect to the Preferred Units so transferred and (ii) delivered to Brookfield a duly executed undertaking to such effect in form and substance satisfactory to Brookfield, acting reasonably (an “Undertaking”).  Investor will not be relieved of any of its obligations under this Agreement following the sale of any Preferred Units unless the purchaser of such Preferred Units has delivered an Undertaking to Brookfield.  Investor and Brookfield shall use commercially reasonable efforts to arrange for the Preferred Units and the rights and obligations of Investor under this Agreement to trade together through The Depository Trust Company and such arrangements shall satisfy the need for further Undertakings solely to the extent that each purchaser of Preferred Units would be bound by all of the covenants and obligations applicable to Investor in this Agreement and such arrangements are otherwise satisfactory to Brookfield, acting reasonably.

3.7                               Further Assurances

Each party will, from time to time at the request of the other party, execute and deliver all such further documents and perform or cause to be performed such further acts or things as may be reasonably required to give full effect to, and carry out or better evidence or perfect the intent of, this Agreement.

3.8                               Time

Time is of the essence in this Agreement.

3.9                               Costs

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

3.10                        Governing Law; Consent to Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”), which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three (3) arbitrators. Brookfield and Investor shall each designate one arbitrator.  The third arbitrator shall be designated by the two arbitrators designated by the parties.  If either Brookfield or Investor fails to designate an arbitrator within thirty (30) days after the filing of a dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. Any arbitration proceeding conducted pursuant to this Agreement shall take place in New York, being the legal seat of the arbitration, and shall be conducted in English.  The decision or award of the arbitrators shall be in writing and shall be final and binding on the parties.

3.11                        Specific Performance

The parties acknowledge and agree that in the event of a breach or threatened breach of its covenants hereunder, the harm suffered would not be compensable by monetary damages alone and, accordingly, in addition to other available legal or equitable remedies, each non-breaching party shall be entitled to apply for an injunction or specific performance with respect to such breach or threatened breach, without proof of actual damages (and without the requirement of posting a bond, undertaking or other security), and Brookfield and Investor agree not to plead sufficiency of damages as a defence in such circumstances.

3.12                        Severance

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement. The Parties shall use all reasonable endeavours to replace any provision held to be illegal, invalid or unenforceable with a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid provision.

3.13                        Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A party’s transmission by facsimile or electronic mail of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

QATAR INVESTMENT AUTHORITY

Per:	/s/ Sheikh Abdullah bin Mohammed bin Saud Al-Thani
Name: Sheikh Abdullah bin Mohammed bin Saud Al-Thani
Title: Chief Executive Officer

BROOKFIELD ASSET MANAGEMENT INC.

Per:	/s/ Brian Lawson
Name: Brian Lawson
Title: CFO